AMENDED AND RESTATED
ADVISORY CONSULTING AGREEMENT

Dated as of July 13, 2007

This Amended and Restated Advisory Consulting Agreement (this “Agreement”) amends and restates the prior Advisory Consulting Agreement, dated as of September 18, 2006, by and between in its entirety RxElite (“RxElite” or the “Company”) and International Capital Advisory Inc. (“ICA”).

1.	Scope of Agreement:

During the term hereof, ICA will undertake certain Advisory Services on behalf of the Company, including:

(a)
Structuring and negotiating a potential merger and acquisition transaction involving the Company and a target public entity to be identified by ICA, in which the Company would be merged with and into the public entity (the “Merger Transaction”), with the surviving entity to continue the business of the Company. Any Merger Transaction shall be subject to the Company’s approval (at the Company’s sole discretion).

(b)
Advising in connection with the placement of equity financing of up to $15 million US for the Company, with the express purpose of going public (the “Equity Funding”). Any financing shall be subject to the Company’s approval (at the Company’s sole discretion).

(c)
ICA shall aid RxElite in developing a capital market strategy and introduce RxElite to investment dealers, analysts, corporate finance representatives, institutional investors and retail brokers throughout North America, when appropriate. ICA shall work with the Company’s US Investor Relations firm and RxElite’s internal investor relations department on a regular basis to develop a long-term North American program to enhance RxElite’s presence in the capital markets. This will include setting up road shows and dealer presentations throughout North America and Europe.

(d)
ICA shall aid RxElite in identifying potential acquisition targets in Canada, the US and Europe. As part of a potential M&A transaction, ICA may introduce RxElite to parties who can facilitate a possible M&A financing. ICA will be required to seek RxElite’s approval before approaching any companies or financing sources, and any companies agreed upon must be listed in Attachment A.

(e)
ICA shall aid RxElite in sourcing, negotiating and/or facilitating possible joint-ventures with pharmaceutical companies and medical device companies to enhance its distribution capabilities, product pipeline or licensing initiatives. ICA will be required to seek RxElite’s approval before approaching any companies, and any companies agreed upon must be listed in Attachment A.

In performing such Advisory Services, ICA will exercise reasonable care in accordance with the standards of the investment banking profession.

2.	Fees Structure:

The following outlines the fees structure:

(a)	In connection with the $15 million Equity Funding and the Merger Transaction, ICA shall be paid

(i)	a cash consulting fee in the amount of $1,500,000 (“Cash Consulting Fee”), and

(ii)	ICA will also be issued two Warrants:

(x)
a Warrant to acquire 226,515 shares (2,500,000 shares following the 11.036789 for 1 forward stock split) of Common Stock of Southridge Technology Group, Inc. (“STG”), exercisable at $6.62 per share ($0.60 per share following the 11.036789 for 1 forward stock split); and

(y)
a Warrant to acquire 113,257 shares (1,250,000 shares following the 11.036789 for 1 forward stock split) of Common Stock of STG, exercisable at $9.38 per share ($0.85 per share following the 11.036789 for 1 forward stock split).

The exact amount of the Cash Consulting Fee and the exact number of Warrants shall be subject to final adjustment, as agreed to by the Company and ICA, in good faith, and shall be based on the time and efforts expended by ICA and the success of the $15 million Equity Funding and the Merger Transaction.

The payment of the Cash Consulting Fee will occur at such times as may be mutually agreed by the Company and ICA.

To the extent permitted by law and to the extent that the Company’s legal advisors advise the Company that the Company may register the Warrants without reducing the number of securities that may be registered by cash purchasers in the $15 million Equity Funding, the Company shall include the Warrant in the registration statement relating to the securities of cash purchasers in the $15 million Equity Funding.

ICA hereby acknowledges and agrees that the tender of the Warrants to ICA shall occur only after (and is in all respects subject to and conditioned upon) the completion of the acquisition by STG of the Company’s issued and outstanding capital stock and succession by STG of the Company’s business as its sole line of business as provided in the Securities Purchase Agreement of even date herewith.

ICA acknowledges and agrees that the Warrant will be in the form of the Warrants delivered to purchasers in the Equity Financing, provided, however, that the exercise price of some of the Warrants will be $6.62 (in lieu of $9.38), as described above.

(b)
The Company will pay ICA a monthly consulting fee of $10,000 for 12 months with the first payment due upon full execution of this Agreement. Additionally, once the first 12 month period described herein is completed, RxElite will pay ICA a monthly retainer of US $12,500 for the subsequent twelve month period. All payments are due and payable on the first day of each month.

(c)
if a merger or acquisition is completed or a funding related to a merger or acquisition is completed with any company or entity introduced directly by ICA (not including the Reverse Take-Over Merger), then RxElite pays a work fee to ICA in an amount equal to the greater of 6% of the total value of the transaction or US $150,000. ICA will be required to seek RxElite’s approval before approaching any companies, and any merger or acquisition candidate companies agreed upon must be listed in Attachment A.

(d)
if a strategic or partnership agreement, including without limitation, a distribution, marketing, licensing, product or manufacturing agreement, is entered into or from an ICA Prospect, the transaction fee to be paid to ICA shall be an upfront payment and commission equal to the following percentage of "gross revenues", as defined below, of all products or services sold to, or through, RxElite or the ICA Prospect, in any market addressed by the business relationship:

● up-front one-time payment equal to US $35,000.00 per product;
● Year 1: 1% of gross revenues  ● Year 2: 2% of gross revenues
● Year 3: 3% of gross revenues Year 4: 3% of gross revenues
Year 5: 3% of gross revenues

For the purpose of this provision, a "year" shall commence on the date of the first sale of a product/service under the distribution, marketing, manufacturing or licensing agreement and each anniversary date thereafter. ICA will be required to seek RxElite’s approval before approaching any strategic or partnership agreement, including without limitation, a distribution, marketing, licensing, product or manufacturing agreement or related companies, and any ICA Prospect companies agreed upon must be listed in Attachment A.

(e)
All air, hotel, meal, gas, and parking expenses and all other reasonable expenses relating to RxElite activities, submitted on a monthly basis. Any trip must be pre-approved by RxElite. Office and office expenses shall be paid as a flat fee of $300 monthly during the term of the agreement.

3.	Confidentiality:

The Company and ICA agree to hold confidential the terms and conditions of this Agreement except as required by applicable law including, without limitation, the rules and regulations of the Securities and Exchange Commission. Each party hereby consents to the granting of an injunction against it by any court of competent jurisdiction to enjoin it from violating the foregoing confidentiality provisions. Each party hereby agrees that the other will not have an adequate remedy at law in the event of a breach of the confidentiality provisions contained herein, and such party will suffer irreparable damage and injury as a result of any such breach. Resort to such equitable relief shall not, however, be construed to be a waiver of any other rights or remedies which such party may have

4.	Term:

(a)
This Agreement shall be for a minimum period of 24 months commencing on the effective date of this Agreement, and renewable in writing thereafter on a month to month basis or such other time period as mutually agreed to by the parties. This agreement may be terminated by either party in writing with 30 days notice, but no sooner than the 24th month of the agreement.

(b)	In the event that a funding has not occurred by December 31, 2007, this agreement is automatically terminated.

(c)
Notwithstanding the termination of this Agreement, the provisions of Section 2(c) and 2(d) shall survive for twelve months following termination, and in the case of 2(d), the Company shall make all payments due to ICA for the time periods and amounts as outlined in 2(d).

This agreement constitutes the entire agreement by the parties. Any previous written acknowledgement, statement or prior understanding whether in writing or discussed orally between the parties related to the agreement or the relationship between the parties (including, without limitation, the letter agreement dated as of September 18, 2006) is superseded by this agreement.

Unless otherwise stated, all figures in this Agreement are stated in US dollars. Please confirm your agreement with the foregoing terms by signing this Agreement in the place provided below and returning two executed copies to the offices of ICA to the attention of Mr. Morrie Tobin.

Yours very truly,

On behalf of
INTERNATIONAL CAPITAL ADVISORY INC.

By:

/s/ Morrie Tobin

Mr. Morrie Tobin
Vice-President

Acknowledged and agreed.

On behalf of

RxElite Holdings Inc.

By:

/s/ Daniel Chen

Mr. Daniel Chen, CEO
Date: